UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Hurco Companies Inc

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HURCO COMPANIES, INC.

ONE TECHNOLOGY WAY

P.O. BOX 68180

INDIANAPOLIS, INDIANA 46268

(317) 293-5309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 12, 2015

The 2015 Annual Meeting of Shareholders of Hurco Companies, Inc., will be held at our corporate headquarters, One Technology Way, Indianapolis, Indiana 46268, at 10:00 a.m. EDT on Thursday, March 12, 2015, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify,

2.	To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers,

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015, and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR items 1, 2 and 3. The persons named as proxies will use their discretion to vote on any other matters that may properly arise at the annual meeting.

The foregoing items of business are more fully described in our proxy statement accompanying this notice. Please read our proxy statement carefully.

If you do not expect to attend the annual meeting, please mark, sign and date the enclosed proxy card and return it in the enclosed return envelope which requires no postage if mailed in the United States or vote your shares via the Internet or by telephone as described in the proxy statement.

Only shareholders of record as of the close of business on January 9, 2015, are entitled to notice of and to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

By order of the Board of Directors,

Sonja K. McClelland, Secretary

Indianapolis, Indiana

January 26, 2015

YOUR VOTE IS IMPORTANT—Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly in the enclosed envelope or vote your shares via the Internet or by telephone as described in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to our forthcoming annual meeting. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the "full set delivery" option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of shareholders, proxy statement, form of proxy card and our most recent annual report on Form 10-K are available at www.hurco.com/proxymaterials. If you plan to attend the annual meeting in person, you may obtain directions to the meeting site by written request directed to Sonja K. McClelland, Vice President and Chief Financial Officer, Hurco Companies, Inc., One Technology Way, P. O. Box 68180, Indianapolis, Indiana 46268 or by telephone at (317) 293-5309.

HURCO COMPANIES, INC.

One Technology Way

P. O. Box 68180

Indianapolis, Indiana 46268

Annual Meeting of Shareholders

March 12, 2015

PROXY STATEMENT

This proxy statement and accompanying proxy are being furnished to the holders of common stock of Hurco Companies, Inc. (the "Company," "Hurco," "we" or "us") in connection with the solicitation of proxies by the Board of Directors for the 2015 Annual Meeting of Shareholders to be held at 10:00 a.m. EDT on Thursday, March 12, 2015, at our corporate headquarters at One Technology Way, Indianapolis, Indiana, and at any adjournments thereof. This proxy statement and the accompanying form of proxy are being mailed to our shareholders on or about January 26, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the meeting and what are my voting rights?

Shareholders of record as of the close of business on January 9, 2015 are entitled to vote at the annual meeting or any adjournments thereof.  As of that date, there were 6,533,090 shares of our common stock outstanding and entitled to vote at the annual meeting.  Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote.  There is no cumulative voting on election of directors or any other matter.

How many shares must be present to hold the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business.

What matters will be voted on at the meeting?

There are three matters to be considered at the meeting, as follows:

1.	Election of eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify,
2.	An advisory vote to approve the compensation paid to our named executive officers, also referred to as the "say-on-pay" vote, and
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015.

How are votes counted?

All shares that have been properly voted, and not revoked, will be voted at the meeting in accordance with the instructions of the voting shareholders.

Brokers are not entitled to exercise discretion to vote shares on any of the matters to be voted on at the meeting other than the ratification of the appointment of the auditor unless the shareholder gives voting instructions to the broker.  Accordingly, if you hold your shares in "street name" and wish your shares to be voted by your broker on the election of directors or the say-on-pay vote, you must give your broker voting instructions.

What vote is required to approve each proposal?

To approve each of the proposals, the following votes are required from the holders of voting shares. Abstentions and broker non-votes will not count as votes cast on the proposals below and will not affect the outcome of the votes.

Proposal		Vote Required
1	Election of directors	The election of director nominees will be determined by a plurality of the shares voting on such election, which means that the director nominees receiving the most FOR votes will be elected up to the maximum number of directors to be elected at the annual meeting. Broker non-votes and abstentions will not affect the determination of whether any nominee is elected.

2	Say-on-pay vote	More votes are cast FOR than AGAINST.

3	Ratification of auditors	More votes are cast FOR than AGAINST.

How can I vote my shares without attending the meeting?

Whether you hold your shares directly as a registered shareholder or beneficially in street name, you may vote without attending the meeting. If you are a shareholder of record, you can vote your shares by granting a proxy via the Internet, over the telephone or by mailing your signed proxy card. If you hold your shares in street name, your broker, bank or other nominee will provide you with materials and instructions on voting your shares.

How do I vote my shares in person at the meeting?

Proof of stock ownership and some form of government issued photo identification (such as a valid driver's license or passport) will be required for admission to the meeting. Only shareholders who owned our common stock as of the close of business on January 9, 2015 are entitled to attend the meeting.

•	If you are a shareholder of record, you must bring some form of photo identification to be admitted to the meeting. You may vote your shares in person at the meeting by completing a ballot at the meeting.

•	If your shares are held in street name, you must request a proxy from your broker, bank or other nominee that holds your shares. If you do not obtain a proxy from your broker, bank or other nominee, you will not be entitled to vote your shares at the meeting, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of common stock on January 9, 2015.

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Even if you currently plan to attend the meeting, we recommend that you vote by proxy, either via the Internet, by telephone or by mail, so that your vote will be counted if you later decide not to attend the meeting.

What can I do if I change my mind after I submit my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by: (1) giving timely written notice of the revocation to our Secretary, or (2) submitting a later-dated proxy in person at the meeting, via the Internet, by telephone or by mail. If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank or other nominee holder. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

What are the Board's recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	FOR the election of the eight nominees as directors.

•	FOR the say-on-pay vote.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

•	FOR the election of the eight nominees as directors.

•	FOR the say-on-pay vote.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015.

What is the effect of the say-on-pay vote?

The say-on-pay vote is advisory and not binding on the Company, the Board of Directors or the Compensation Committee. We could, if the Board or the Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote.

What happens if additional matters are presented at the annual meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our By-Laws.

Who will count the votes?

Our Corporate Secretary will count the votes.

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Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our offices at One Technology Way, Indianapolis, Indiana 46268. If you would like to view the shareholder list, please contact our Corporate Secretary to schedule an appointment.

Who pays for the cost of proxy preparation and solicitation?

We will pay the cost of preparing, assembling and mailing this proxy statement and form of proxy. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Our directors, officers and other employees may also solicit proxies personally by telephone, facsimile, electronic mail, personal contact or otherwise. They will not be specifically compensated for doing so.

Can I receive future proxy statements and annual reports electronically?

Yes.  If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports and other shareholder communications by following the instructions on the proxy card to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.  You may also contact our Transfer Agent, Computershare Investor Services, by calling (781) 575-2879 or toll-free at (877) 282-1169 or by writing:  Computershare Investor Services  P.O. Box 43078, Providence, RI 02940.  If your shares are held beneficially in street name, please contact your bank, broker or other nominee and ask about the availability of electronic delivery.

Are you planning on making the proxy materials only available by Internet this year, unless paper copies are requested?

No.  Although many public companies are mailing a notice to their shareholders so they can provide proxy materials through the Internet, we have again elected to use the "full set delivery" option and so are providing paper copies of proxy materials to all of our shareholders.  Our proxy materials and Annual Report on Form 10-K are also available via the Internet at www.hurco.com/proxymaterials. We may decide not to use the "full set delivery" option in the future; however, you will still have the right to request a free set of proxy materials by mail.

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PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members. The Board, acting on the recommendation of our Nominating and Governance Committee, has nominated the eight individuals identified below for election as directors. Each nominee who is elected will serve for a term of one year, which expires at our next annual meeting of shareholders or such later date as his or her successor has been elected and qualifies.

No fees were paid to any third parties to identify or evaluate potential nominees. Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees.

If any of these nominees becomes unable to serve, we expect that the persons named in the proxy will exercise their voting power in favor of other such person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board of Directors knows of no reason why any of the nominees would be unable to serve.

The names of the persons who are nominees for election and their current positions and offices with Hurco, if any, are set forth below. There are no family relationships among any of our directors or officers.

Nominees	Positions and Offices Held with Hurco
Thomas A. Aaro Robert W. Cruickshank	Nominee Presiding Independent Director
Michael Doar	Chairman, Chief Executive Officer and Director
Jay C. Longbottom	Nominee
Andrew Niner	Director
Richard Porter	Director
Janaki Sivanesan	Director
Ronald Strackbein	Director

Business Experience and Qualifications of Nominees

Thomas A. Aaro, age 57, is a nominee for the Board of Directors. Mr. Aaro was the founder and has been the Managing Partner since 2002 of BlueBlack LLC, an independent integrated/shopper marketing agency that provides strategic and promotional consulting, training and implementation to consumer packaged goods (CPG) companies, marketing agencies, marketing services and digital marketing companies. Previously, he served as the Partner/Chief Executive Officer of Marketing Drive-MGR, an integrated promotional marketing agency and as Chief Marketing Officer/Consultant for a number of technology-oriented companies, including Supermarkets Online, a division of Catalina, a CPG internet savings site, and Wavetel, a startup wireless Internet Service Provider in North Carolina.

Mr. Aaro brings to our Board of Directors extensive knowledge of marketing and entrepreneurship. His 30 years of experience leading marketing strategy for numerous CPG/technology companies and experience as an entrepreneur will provide valuable insight to our Board.

Robert W. Cruickshank, age 69, has been a member of the Board of Directors since 2000 and Presiding Independent Director since June 2012. Mr. Cruickshank has been a consultant since 1981. Mr. Cruickshank was a director of Calgon Carbon Corporation, a producer of products and services for the purification, reparation and concentration of liquids and gases, until March 2013.

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Mr. Cruickshank brings to our Board of Directors expertise in finance and investments. Mr. Cruickshank also has experience serving as an independent director of several public companies.

Michael Doar, age 59, has been a member of the Board of Directors since 2000. Mr. Doar was elected Chairman of the Board of Directors and our Chief Executive Officer in fiscal 2001. He also served as our President from November 2009 to March 2013. Prior to joining Hurco, Mr. Doar served as Vice President of Sales and Marketing of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International, an international engineering and machine tool systems business, having previously held various management positions with Ingersoll International from 1989. Mr. Doar also serves as a director of Twin Disc, Incorporated, a manufacturer of marine and heavy duty off-highway power transmission equipment.

Mr. Doar has led Hurco for more than thirteen years. As Chairman and Chief Executive Officer, Mr. Doar brings to our Board of Directors his in-depth knowledge of our business, strategy, people, operations, competition and financial position. Mr. Doar also provides leadership and vision for the development and execution of our strategic plans and the achievement of our business goals and objectives.

Jay C. Longbottom, age 61, is a nominee for the Board of Directors. Mr. Longbottom has been the Chief Executive Officer of Robert Family Holdings, a privately held company that manages a portfolio of specialty manufacturers, since 2013, and has been a member of their Board of Directors since 2008 and the Chair of their Audit Committee since 2009. Prior to Robert Family Holdings, he served as the Chief Executive Officer (CEO) of Trostel, LLC, a rubber products company, for a period of one year. Additionally, from 2002 to 2012, Mr. Longbottom was an executive of Haldex AB, a Swedish publicly traded company that provides proprietary and innovative solutions to improve safety, vehicle dynamics and environmental sustainability in the global commercial vehicle industry. He served as the CEO and President of Haldex AB from 2011 to 2012. Prior to 2011, he was the Executive Vice President and Head of the Commercial Vehicle Systems Division and the President of the Hydraulics Division of Haldex Group.

Mr. Longbottom brings to our Board of Directors significant knowledge in finance, mergers and acquisitions and international manufacturing operations. His experience as CEO of a publicly traded company is especially relevant to understanding regulations and capital market requirements. Mr. Longbottom currently serves as a director of Robert Family Holdings and has served as a director of several other international corporations.

Andrew Niner, age 37, has been a member of the Board of Directors since 2012. Mr. Niner is President of Niner Wine Estates in Paso Robles, California.   Prior to Niner Wine Estates, Mr. Niner was a partner at Pacific Legacy Capital, a California based private equity group focused on investing in lower middle market companies.  Additionally, Mr. Niner was a restructuring advisor at a global distribution company and a strategy manager at Levi Strauss & Company.  Mr. Niner earned his Masters of Business Administration from the University of California at Berkeley and is a CFA Charterholder.

Mr. Niner brings to our Board of Directors knowledge and experience in strategic business development, operations and capital market transactions.

Richard Porter, age 59, has been a member of the Board of Directors since 2012. Mr. Porter has managed a private equity portfolio of manufacturing companies since 2007. Previously, he was President of CB Manufacturing, a cutting tool company, and President of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International.

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Mr. Porter brings to the Board of Directors extensive experience in the machine tool industry, particularly in product and contract manufacturing. Mr. Porter also has experience serving on the boards of a number of private companies with annual revenues ranging from $40 million to $480 million.

Janaki Sivanesan, age 43, has been a member of the Board of Directors since 2008. Ms. Sivanesan is a practicing attorney and founding principal of a private equity firm focused on middle market investments.  She previously served as a partner at a large, New York law firm.  She was admitted to the bars of the State of New York and Georgia in 2007 and 1996, respectively.  Ms. Sivanesan has experience in a wide range of corporate transactions, from mergers and acquisitions to corporate finance, including private debt, equity investments and venture capital transactions.  Ms. Sivanesan also has experience in cross border transactions related to manufacturing and outsourcing, and is particularly knowledgeable with respect to business operations in India.

Ms. Sivanesan provides to the Board of Directors and Audit Committee thorough knowledge and understanding of complex legal and capital markets transactions as well as corporate mergers and acquisitions.

Ronald Strackbein, age 73, has been a member of the Board of Directors since 2012. Mr. Strackbein has been a self-employed private investor for more than twenty years.

Mr. Strackbein provides to the Board of Directors significant experience in corporate operations, management and finance. Mr. Strackbein also has experience serving as a director of several other public and private corporations.

The Board of Directors recommends a vote "FOR" each of the nominees for director.

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CORPORATE GOVERNANCE

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure that the company is managed for the long-term benefit of its shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board and our Code of Business Conduct and Ethics and amends them as appropriate to reflect new policies or practices.

Board Leadership Structure

Our Board is currently led by Mr. Doar, our Chairman and Chief Executive Officer. Mr. Doar has held these positions since 2001 and has experience in leading the Company through a range of changes in business environments. The Board of Directors believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making, and a cohesive corporate strategy. Our Board of Directors possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel they are well qualified to evaluate our current and future needs and to judge how the capabilities of our senior management can be most effectively organized to meet those needs.

Our Board of Directors currently has seven independent directors. We have three standing committees and one of our independent directors serves as our Presiding Independent Director as required by our Corporate Governance Principles. The independent directors have designated Mr. Cruickshank to serve as Presiding Independent Director. The Presiding Independent Director oversees executive sessions of the independent directors and plays an active role in setting Board agendas and facilitating interactions between the independent directors and management. The Board of Directors evaluates the appropriateness of its leadership structure on an ongoing basis and may change it as circumstances warrant. We believe that each of these measures counter-balances any risk that may exist in having Mr. Doar serve as both Chairman and Chief Executive Officer. For these reasons, our Board of Directors believes this leadership structure is effective for our Company.

Board Role in Risk Oversight

Our Board regularly receives reports from our Chief Executive Officer and other members of our senior management team regarding areas of significant risk to us, including strategic, operational, financial, legal, regulatory and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as legal matters, regulatory compliance, treasury management, research and development, supply chain and quality control, and has developed a systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

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Our Board's role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy.  Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee.  The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, external auditors and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements.  Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities.  The Audit Committee members, as well as all other directors, have access to our Chief Financial Officer and any other member of our management for discussions between meetings as warranted.  The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings

The Board of Directors has determined that each of our non-employee directors, Messrs. Cruickshank, James, Mazza, Niner, Porter and Strackbein and Ms. Sivanesan, is an "independent director" as defined by the listing standards of The Nasdaq Stock Market (the market in which our common stock trades), or Nasdaq, and the director independence rules of the Securities and Exchange Commission, or SEC.  The Board has affirmatively determined that none of the persons who served as independent directors during fiscal 2014 have any relationship with us that would impair their independence. The Board of Directors also has determined that both of the new nominees for director, Messrs. Aaro and Longbottom, are “independent directors” under the Nasdaq listing standards and SEC rules.

Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board of Directors held five regular meetings and acted by written consent in lieu of a meeting two times during fiscal 2014. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served during fiscal 2014, and all directors attended the 2014 annual meeting of shareholders.

Board Committees and Committee Meetings

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The members of the committees, as of the date of this proxy statement, are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert W. Cruickshank		X	Chair
Michael Doar
Philip James		Chair
Michael P. Mazza		X
Andrew Niner	X		X
Richard Porter	X		X
Janaki Sivanesan	X
Ronald Strackbein	Chair

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Audit Committee

The Audit Committee oversees our accounting and financial reporting activities. It appoints our independent registered public accounting firm and meets with that firm and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal accounting controls, policies and procedures. The Report of the Audit Committee is included on page 47 of this proxy statement.

All members of the Audit Committee are "independent" as such term is defined for audit committee members under the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that Mr. Strackbein qualifies as an "audit committee financial expert," as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

The Audit Committee held six meetings during fiscal 2014.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.hurco.com.

Compensation Committee

The Compensation Committee reviews and recommends to the Board the compensation of our officers and managers and guidelines for the general wage structure of the entire workforce. The Compensation Committee also oversees the administration of our employee benefit plans and discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement. In determining the compensation of the named executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Report of the Compensation Committee is included on page 29 of this proxy statement.

All members of the Compensation Committee are "independent" as such term is defined for compensation committee members under the Nasdaq rules and SEC Rule 10C-1 promulgated under the Exchange Act.

The Compensation Committee held five meetings and acted by written consent in lieu of a meeting one time during fiscal 2014.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.hurco.com.

No member of our Compensation Committee was, at any time during fiscal 2014 or at any other time before fiscal 2014, an officer or an employee of the Company. In addition, none of the members of the Compensation Committee were involved in a relationship requiring disclosure as an interlocking executive officer or director under Item 407(e)(4) of Regulation S-K of the Exchange Act. None of our executive officers served as a member of the Compensation Committee at any time during or before fiscal 2014.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in an annual self-evaluation, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer.

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All members of the Nominating and Governance Committee are independent directors as defined by Nasdaq rules.

The Nominating and Governance Committee held three meetings during fiscal 2014.

The Nominating and Governance Committee is responsible for identifying potential Board members. The committee examines, among other things, the following qualifications and skills of director candidates: their business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Board for certain skills or experiences. The Nominating and Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities. The committee does not have a formal policy with regard to the consideration of diversity in identifying nominees for director.

The Nominating and Governance Committee will consider candidates for director who are recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Secretary at One Technology Way, Indianapolis, Indiana 46268, who will forward it to the committee. Any such recommendation should include a description of the candidate's qualifications for Board service and contact information for the shareholder and the candidate.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Governance Committee must comply with the advance notice and informational requirements set forth in our By-Laws, which are more fully explained later in this proxy statement under "Shareholder Proposals for our 2016 Annual Meeting."

The Nominating and Governance Committee operates under a written charter, a copy of which is available on our website at www.hurco.com.

Shareholder Communications

The Board of Directors has implemented a process whereby shareholders may send communications to its attention. The process for communicating with the Board is set forth in our Corporate Governance Principles, which are available on our website at www.hurco.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC and Nasdaq. Such persons are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, and written representations from certain reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, during our fiscal year ended October 31, 2014, all of our officers, directors and greater than 10% beneficial owners complied with all filing requirements under Section 16(a), except that each of Messrs. Doar, Oblazney, Donlon and Volovic and Ms. McClelland did not timely file one Form 4 to report 1,542 shares of our common stock that were withheld to satisfy the income tax obligations in connection with the vesting of restricted shares in fiscal 2014. The required forms were filed for all the individuals named above on January 14, 2014.

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Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including our principal executive officer and principal financial officer. If we grant any waiver to the Code of Business Conduct and Ethics, we will disclose the nature of such waiver in a Current Report on Form 8-K that we will file with the SEC. A copy of the Code of Business Conduct and Ethics is available on our website at www.hurco.com. We will disclose any amendments or updates to our Code of Business Conduct and Ethics by posting such amendments or updates on our website.

Transactions with Related Persons

During fiscal 2014, we sold a machine tool for approximately $320,000 to a company in which Mr. Porter is an officer, Mr. Doar is an owner of more than 10% of its equity and Mr. Niner’s father (Richard T. Niner) is an owner of more than 10% of its equity. The machine was sold in the ordinary course of business through our distributor at full price without discount and on terms available to all customers of the distributor.

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PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The second proposal to be considered at the annual meeting is the annual advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables) or say-on-pay vote. Consistent with the preference expressed by shareholders at the 2011 annual meeting, we are conducting “say-on-pay” votes on an annual basis.

At our 2014 annual meeting of shareholders, approximately 97% of the votes cast on the annual say-on-pay vote were voted to approve the proposal. This was a significant increase from the 2013 annual meeting of shareholders in which approximately 61% of the votes cast were voted in favor of the proposal. As a result of the lower approval level in 2013, the Compensation Committee embarked on two significant initiatives. First, the Compensation Committee undertook an extensive review of our compensation policies and practices, engaged an independent compensation consultant, adopted a new compensation philosophy that is more performance-based and made significant changes to our executive compensation to strengthen the pay-for-performance alignment. Second, the Presiding Independent Director conducted an in-depth shareholder outreach program to gain insight into our shareholders' views and the factors that influence their "say-on-pay" vote.

Accordingly, the Board of Directors recommends that our shareholders vote FOR the following resolution at the Annual Meeting:

"Resolved, that the compensation paid to Hurco Companies, Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is approved."

Because it is advisory, the results of the say-on-pay vote are not binding upon the Board of Directors or the Compensation Committee. However, as was the case with the results of the say-on-pay vote at prior annual meetings of shareholders, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote "FOR" the advisory proposal to approve the compensation of our named executive officers as disclosed in this proxy statement.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section and the tables that follow it provide information regarding our compensation program and practices as they relate to our Chief Executive Officer, Chief Financial Officer and the three other executive officers identified in the Summary Compensation Table on page 31, and are referred to as the "named executive officers" in this analysis. We currently do not have any executive officers who are not also named executive officers.

The responsibilities of the Compensation Committee of the Board of Directors (referred to as the Committee in this section) include administering our compensation programs and approving or ratifying all compensation related decisions for the named executive officers.

Philosophy

The goals of our executive compensation program are to foster the creation of shareholder value while, at the same time, motivating and retaining managerial personnel. Our executive compensation program has been designed to hold executives accountable for the financial and operational performance of the Company, as well as reflecting the value of the Company's stock. Therefore, a substantial amount of an executive's compensation is at risk and tied to the performance of the Company on both a short-term and long-term basis. Our compensation program includes the use of Company common stock and stock ownership guidelines that serve to align the interests of our executives with the interests of our shareholders. Our compensation program is designed to reward executives at levels comparable to our peers to promote fairness and success in attracting and retaining executives. We believe that our compensation program does not promote excessive risk taking and various elements of our policies are in place, such as capped incentive opportunities, use of capital return metrics, stock ownership guidelines, recoupment policy and governance processes, that serve to mitigate excessive risk. The employment agreements with our named executive officers include a change in control severance benefit that has a "double-trigger" (requires both a change in control and termination of the executive's employment in order to receive that benefit).

2014 Overview

We are an industrial technology company that designs, produces, and sells computerized machine tools. During fiscal 2014, our sales increased by 15% and our operating income increased by 61% reflecting improvement in sales in Europe, North America and the Asian Pacific regions. The overall improvement in sales was driven by increased shipments and a favorable mix of higher-performance machines, which contributed to one of the best financial years in the company’s history. The total compensation paid to the named executive officers (excluding Mr. Oblazney, whose employment terminated effective February 28, 2014) reflected achievements of performance goals and strategic objectives set for fiscal 2014.

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Consideration of 2013 Say-on-Pay Vote

At our 2013 annual meeting of shareholders, approximately 61% of the votes cast on the annual say-on-pay vote were voted to approve the proposal. This was a significant decrease from the 2012 annual meeting of shareholders in which 99% of the votes cast were voted in favor of the say-on-pay proposal. As a result of the lower approval level in 2013, the Committee embarked on two significant initiatives. First, they undertook a comprehensive review of our executive compensation, policies and practices, including engaging an independent compensation consultant to assist in the review. Second, Mr. Cruickshank, the Presiding Independent Director (who is also a member of the Committee), conducted an in-depth shareholder outreach program to gain insight into our shareholders' views and the factors that influence their "say-on-pay" vote. As part of this process, Mr. Cruickshank contacted 16 of our largest shareholders, representing nearly 63% of our outstanding shares. The results of the outreach program were then shared with other members of the Board of Directors. As a result of these two initiatives, the Committee then approved significant changes to our executive compensation to align with contemporary practices, respond to shareholder concerns, and strengthen the pay-for-performance alignment of the executive compensation program. The table below describes the key concerns our shareholders raised and the changes we made to address them:

Program Feedback	Prior Approach	Changes for Fiscal 2014 Program

Annual bonus awards not tied to achievement of pre-established performance measures	The only short-term incentives used were made solely on a discretionary basis	Adoption of the 2014 short-term incentive compensation plan pursuant to which awards were based on pre-established performance metrics consisting of operating income margin and certain strategic objectives

Long-term incentive compensation not tied to objective performance metrics	The Company's long-term incentive compensation consisted of a mix of stock options and restricted stock, both with time-based vesting over a multi-year period

Introduction of performance-based equity and an adjustment to the mix and vesting of equity awards, as follows:

• 25% time-based restricted shares, which vest in equal installments over three years

• 40% performance shares, which vest at the end of three years based on the satisfaction of pre-established goals related to our total shareholder return relative to our peer group

• 35% performance shares, which vest at the end of three years based on the satisfaction of pre-established goals related to our average return on invested capital

Lack of external benchmarking	No benchmarking	Development of a peer group of similar companies and use of reputable surveys based on manufacturing companies to evaluate the competitiveness of executive compensation

Lack of stock ownership guidelines for executives and directors and anti-hedging policy	No ownership guidelines	Amended the Corporate Governance Principles to establish stock ownership guidelines for executive officers and outside directors, and a policy prohibiting hedging of our stock

Lack of written policy providing for recoupment of incentive compensation from executive officers	Recoupment policy in accordance with Sarbanes-Oxley requirements only applied to CEO and CFO	Amended the Corporate Governance Principles to establish a written incentive compensation recoupment policy that applies to all executive officers

Lack of input from an independent compensation consultant	The Committee did not use an independent compensation consultant	Engagement of Pay Governance LLC to advise the Committee on compensation matters

Consideration of 2014 Say-on-Pay Vote

Following the lower approval level on the say-on-pay vote in 2013, the Committee approved the aforementioned changes to the fiscal 2014 executive compensation program. In addition, the Committee also approved the following changes to the fiscal 2014 executive compensation program:

o	adopted target annual incentive opportunities, including defined threshold and maximum payout opportunities; and

o	eliminated stock options from the long-term incentive program.

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The Committee believes the above changes made to the fiscal 2014 executive compensation program were responsive to shareholder concerns and strengthened the transparency of the pay-for-performance alignment of our executive compensation program; thus resulted in the higher level of approval on the say-on-pay vote in 2014 as compared to 2013.

Based on the strong level of shareholder support on the say-on-pay vote in 2014, and in light of the significant changes to the fiscal 2014 executive compensation program, the Committee made no material changes in the executive compensation program for fiscal 2015.

Alignment of Pay-for-Performance

The Committee's executive compensation philosophy and objectives have always included the goal of aligning executive compensation with Company performance. In January 2014, the Committee made several changes to our executive compensation program to create an even stronger, more direct link between the compensation of our named executive officers and Company performance. As discussed in more detail below, with respect to fiscal 2014 executive compensation, the Committee utilized operating income margin and strategic objective performance goals for the fiscal 2014 cash short-term incentive compensation element, and utilized relative total shareholder return and return on invested capital as the performance goals for the three-year performance share vesting requirements. Based on the strong level of shareholder support for our executive compensation program implemented for fiscal 2014, the Committee determined to maintain a similar executive compensation program for fiscal 2015.

An analysis of the operating income trend compared to total executive compensation of the named executive officers, including all equity awards (excluding Mr. Oblazney, whose employment terminated effective February 28, 2014), during each of the last three years is shown below.

Operating Income Compared to Total Executive Compensation

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Elements of Compensation

The compensation package of our named executive officers consists primarily of a base salary, short-term incentive compensation and long-term incentive compensation. As part of the Committee’s continuous effort to strengthen the executive compensation program, from time to time the Committee engages its independent compensation consultant, Pay Governance, to conduct a competitive market assessment for each executive position using publicly available data from the peer group and executive compensation surveys. The assessment focuses on the competitiveness of compensation delivered to each executive by compensation elements (base salary, target annual incentive, target total cash compensation, expected value of long-term incentives and target total direct compensation). The objectives of the assessment are to understand changes in market compensation since prior year, to analyze the competitiveness of current pay levels relative to the market and to serve as an input for making compensation adjustments for the following year.

The charts below display the total compensation mix, based on target compensation for fiscal 2014, for our named executive officers (excluding Mr. Oblazney).

2014 Executive Compensation Mix

Base Salaries. Our industry is highly cyclical and we believe that offering competitive base salaries is a key factor in attracting and retaining talent. In deciding on the appropriate base salary for each named executive officer, the Committee takes into consideration the results of the competitive market assessment, as well as the individual’s performance, his or her roles and responsibilities and related experience in the role.

Short-Term Incentive Compensation. For fiscal 2014, the Committee implemented an entirely new short-term incentive compensation plan that provided cash incentives tied to the achievement of targets for objective performance measures that are based on our fiscal 2014 operating income margin and certain strategic objectives. Based on the strong level of shareholder support for the 2014 say-on-pay vote, the Committee determined to maintain the same features of the 2014 short-term incentive compensation plan for the short-term incentive compensation plan for fiscal 2015. See “Compensation Decisions for Fiscal 2015.”

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Long-Term Incentive Compensation. The Company has a shareholder-approved plan that permits the Committee to grant several types of equity-based awards. The Committee believes that equity-based awards that include three-year vesting requirements provide our executive officers with an ownership stake in the Company and promote executive retention. The Committee also believes that grants of restricted shares are an effective means to align the interests of executives more closely with those of our shareholders and that grants of performance shares directly link executive compensation with performance. In fiscal 2014, the Committee awarded a combination of restricted shares and performance shares to its executives which have a three-year vesting or performance period. Based on the strong level of shareholder support for the 2014 say-on-pay vote, the Committee determined to also maintain the same structure and metrics for the long-term incentive compensation awards for fiscal 2015. See “Compensation Decisions for Fiscal 2015.”

Stock Ownership Guidelines and Hedging Prohibitions. In January 2014, the Board of Directors amended our Corporate Governance Principles to adopt new stock ownership guidelines for our executive officers and independent directors. The Committee is responsible for interpreting and reviewing compliance with the stock ownership guidelines as they relate to the executive officers. The Committee believes that the executive stock ownership guidelines align executives' interests with those of stockholders through equity-based incentives and stock ownership guidelines that facilitate a culture of ownership. The guidelines provide that the executive officers are expected to acquire and maintain ownership of shares of our common stock (including unvested restricted stock awards) having an aggregate market value that is at least equal to five times annual base salary for the Chief Executive Officer, three times annual base salary for the President and two times annual base salary for the other named executive officers. The executive officers are expected to retain ownership of all net shares (shares of common stock acquired as a result of the exercise or vesting of equity incentive awards granted, reduced by any shares sold, tendered or retained to pay exercise price or tax withholding requirements related to such awards) acquired with respect to awards granted under the Company's equity incentive plan, until the requisite ownership has been achieved. If an executive officer fails to comply with the guidelines, the Committee may determine that such person is not eligible for awards under the Company's equity incentive plan until such time when he or she is in compliance. Any shares of stock subject to pledges or security interests will not be considered as owned in determining compliance with the stock ownership guidelines. In addition, our Corporate Governance Principles prohibit executive officers from hedging the economic risk of ownership of our common stock. Our Corporate Governance Principles can be accessed through our website at: http://www.hurco.com/en-us/about-hurco/investors/Documents/Hurco_Corporate_Governance_Principles.pdf.

Medical, Disability and Life Insurance. All full-time employees, including the named executive officers, participate in insurance benefits coverage to help manage the financial impact of ill health, disability and death. In addition, all named executive officers are provided supplemental disability benefits and our Chief Executive Officer is also provided a split-dollar life insurance benefit.

Retirement Benefits. We sponsor a 401(k) plan in which all full-time employees are eligible to participate. The purpose of the plan is to provide an incentive for employees to save for their retirement income needs and to assist in our attraction and retention of employees. Our named executive officers participate in the 401(k) plan on the same basis as other eligible employees. We currently match 100% of the first 6% of a participant's annual earnings that he or she contributes, up to the maximum permitted by law. We also maintain a deferred compensation program in which our named executive officers and other senior management employees may voluntarily participate. For additional information regarding the deferred compensation program see "Nonqualified Deferred Compensation."

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Perquisites. The Committee believes that, even though the level of perquisites provided to the named executive officers is relatively minimal, perquisites are an integral component in establishing the competitiveness of our overall compensation program. Perquisites offered to the named executive officers include the use of company leased vehicles. For additional information regarding perquisites, see "Tabular Compensation Information."

Employment Agreements

We have employment agreements with each of the named executive officers. Information regarding these employment agreements is found in this section under the heading "Employment Agreements" on page 41. Under the heading "Potential Payments Upon Termination" on page 42 we also estimate the benefits that we would have paid to these executives if their employment had terminated on October 31, 2014, under various scenarios.

The Committee believes that these agreements are an important part of the overall compensation arrangements for the executives by helping to secure for us the continued employment and dedication of the executives while providing a reasonable amount of assurance to them of continued employment.

Effective February 28, 2014, we entered into a Separation and Release Agreement, or Separation Agreement, with Mr. Oblazney, which specifies the financial terms of his separation from the Company and releases us from any liability in connection with his service or separation. Pursuant to the Separation Agreement, we made a one-time lump sum payment of $350,000 and a vacation payout of $31,569 to Mr. Oblazney in fiscal 2014. The Separation Agreement provides that the provisions of the employment agreement with Mr. Oblazney relating to his post-employment obligations, including, without limitation, relating to non-disclosure, restrictive covenants, company property and remedies, shall remain in effect, but that Mr. Oblazney will not have any continuing rights or claims under his employment agreement.

Compensation Decisions for Fiscal 2014

Details of the compensation payable to the named executive officers for fiscal 2014 are disclosed in the tables and related discussion that follow this Compensation Discussion and Analysis.

Base Salaries. On December 11, 2013, employing the methodology described above under "Elements of Compensation," the Committee established annual base salaries for the named executive officers for fiscal 2014. The salary increases for the named executive officers were approximately 3%, the average merit increase for all U.S.-based employees of the Company, except for Mr. Volovic who received a 30% salary increase in recognition of his increased responsibilities as a result of his appointment to the office of President in March 2013, his contributions in 2013 and to better align his salary with the market competitive range. The following table sets forth the annual base salary of each of the named executive officers for fiscal 2013 and the annual base salary established by the Committee for each of those officers for fiscal 2014, as well as the percentage increase between the two years:

Name	Fiscal 2013 Base Salary	Fiscal 2014 Base Salary	Percentage Increase
Michael Doar	$410,000	$423,000	3.2%
Sonja K. McClelland	$170,000	$175,000	2.9%
John G. Oblazney	$210,000	$216,000	2.9%
John P. Donlon	$216,000	$223,000	3.2%
Gregory S. Volovic	$250,000	$325,000	30.0%

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Short-Term Incentive Compensation. On January 10, 2014, the Committee adopted a 2014 short-term incentive compensation plan, with payout to occur thereunder in January 2015, if certain performance goals were attained during fiscal 2014. The performance goals related to our fiscal 2014 operating income margin and certain strategic objectives for the named executive officers, and payouts were based on the relative weightings set forth below:

Name	Performance Metric	Weighting
Michael Doar	Operating Income Margin	70%
	Strategic Objectives	30%

Sonja K. McClelland	Operating Income Margin	70%
	Strategic Objectives	30%

John G. Oblazney[1]	Operating Income Margin	70%
	Strategic Objectives	30%

John P. Donlon	Operating Income Margin	50%
	Strategic Objectives	50%

Gregory S. Volovic	Operating Income Margin	70%
	Strategic Objectives	30%

___________

[1]	Mr. Oblazney resigned from the Company effective February 28, 2014. As a result, he did not receive any payments under the 2014 short-term incentive compensation plan.

Operating income margin was chosen as a performance metric as the Committee believes it most directly correlates to our executives' performance. An executive could earn a short-term incentive award due to success in achieving individual strategic objectives, even if performance fell below threshold on the operating income margin, however, the weighting of the two performance metrics encourages decisions that should benefit our overall profitability. Further, if fiscal 2014 operating income margin had been zero or negative, then no amounts would have been paid under the 2014 short-term incentive plan, even if all or a portion of the performance goals under the strategic objectives component were attained. Participants had the ability to earn between 50% of a target amount for achieving threshold performance and 200% of target for achieving maximum performance for each metric.

In January 2014, the Committee established the following payout levels that would be associated with the degree to which the operating income margin was attained for fiscal 2014:

Operating Income Margin	Threshold	Target	Exceeds	Maximum
Actual Results	7%	10%	12%	14%
Percentage Payout Level	50%	100%	150%	200%

Payout levels interpolated for results between 7% and 14%

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In January 2014, the Committee also approved the strategic objectives set for each executive officer and the associated payout level for fiscal 2014. Participants had the ability to earn between 50% and 200% of the target amount based on the overall achievement of the applicable 2014 strategic objectives set for each participant. The strategic objectives approved by the Committee for each of the named executive officers, other than Mr. Oblazney, and the related performance categories, were as follows:

	Performance Categories	Objective
Michael Doar	Cost Reduction/ Profit Improvement	Operating performance improvement in Europe
	Business Review/ Market Share	Strategic assessment of Asian and European markets
	Board Governance	Assist in the evaluation and recruitment of Board of Directors
	Resource Allocation and Planning	Risk assessment and succession planning for the Named Executive Officers
	Customer Service	Customer relationship management
	Investor Relations	Shareholder outreach

Sonja K.	Cost Reduction/ Profit Improvement	Operating performance improvement of the recently acquired Italian manufacturing operations
McClelland	Accounting & Compliance	Development of risk awareness and internal control structure for the recently acquired Italian manufacturing operations
	Accounting & Compliance	Expansion of global enterprise risk management activities
	Accounting & Compliance	Standardize global policies and training
	Investor Relations	Shareholder outreach

John P. Donlon	Strategic Initiatives/ Market Share	Growth and development of Asian markets
	Cost Reduction/ Profit Improvement	Operating performance improvement in Europe and Asia

Gregory S.	Cost Reduction/ Profit Improvement	Operating performance improvement of the manufacturing operations
Volovic	Technology Improvement	Introduction of new products
	Cost Reduction/ Profit Improvement	Operating performance improvement in North America
	Cost Reduction/ Profit Improvement	Enhancement of product support plan for European sales and service operations
	Resource Allocation and Planning	Risk assessment and succession planning for the Named Executive Officers

In January 2015, the Committee determined the degree to which the operating income margin metric and the strategic objectives were attained, and the resulting payout level relative to the target amount for each metric. For fiscal 2014, the Company achieved a 9.9% operating income margin, and therefore the Committee determined that the resulting percentage payout level relative to the target amount for that metric would be 98.3%. The Committee also assessed the level of achievement of the above strategic objectives in fiscal 2014 for each of the named executive officers, other than Mr. Oblazney, and determined that the resulting percentage payout level relative to the target amount for that metric was: for Mr. Doar - 200%, for Ms. McClelland - 200%, for Mr. Donlon - 100% and for Mr. Volovic - 200%.

The weightings applicable to each of the operating income margin metric and the 2014 strategic objectives metric set forth above for each executive were then applied to the percentage payout level for each metric as determined by the Committee, resulting in a weighted-average percentage payout level relative to the target amount for each executive.

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The weighted-average percentage payout level applicable to each officer (other than Mr. Oblazney) was then multiplied by his or her target amount, which was determined by multiplying the base salary of the applicable officer paid during fiscal 2014 by the target amount set forth below:

Name	Target Amount of 2014 Base Salary
Michael Doar	85%
Sonja K. McClelland	55%
John G. Oblazney	55%
John P. Donlon	40%
Gregory S. Volovic	75%

The Committee retained the discretion to adjust downward, but not upward, the amount of compensation that would otherwise be payable under the 2014 short-term incentive compensation plan. The Committee did not exercise that discretion with respect to the amounts payable under the 2014 short-term incentive compensation plan.

The following table sets forth the total short-term incentive compensation amounts awarded to each named executive officer related to fiscal 2014:

Name	Operating Income Margin	Strategic Objectives	Total Short-Term Compensation
Michael Doar	$247,490	$215,730	$463,220
Sonja K. McClelland	$66,252	$57,750	$124,002
John G. Oblazney[1]	-	-	-
John P. Donlon	$43,857	$44,600	$88,457
Gregory S. Volovic	$167,781	$46,250	$314,031

___________

[1]	Mr. Oblazney resigned from the Company effective February 28, 2014. As a result, he did not receive an award under the 2014 short-term incentive compensation plan.

In addition, in fiscal 2014, Ms. McClelland was awarded a one-time $70,000 bonus in recognition of the greater responsibilities assumed as a result of her appointment to the office of Vice President, Secretary, Treasurer and Chief Financial Officer. Otherwise, her fiscal 2014 compensation arrangements were not changed as a result of her appointment.

Long-Term Incentive Compensation. On January 10, 2014, the Committee approved a long-term incentive compensation arrangement for the named executive officers in the form of restricted shares and performance shares awarded under the 2008 Equity Incentive Plan (the "2008 Plan"). The awards were weighted as 25% time based vesting (in equal installments over three years) and 75% performance based vesting (at the end of a three-year period, to the extent performance metrics are satisfied). The three-year performance period is fiscal 2014 through fiscal 2016.

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The Committee granted the awards of restricted shares and target number of performances shares to the named executive officers effective as of January 10, 2014, as follows:

	Restricted Shares	Performance Shares – TSR	Performance Shares - ROIC
Michael Doar	5,206	7,243	7,289
Sonja K. McClelland	885	1,231	1,239
John G. Oblazney[1]	1,978	2,752	2,770
John P. Donlon	989	1,376	1,385
Gregory S. Volovic	3,124	4,346	4,373

___________________________

[1]	Mr. Oblazney resigned from the Company effective February 28, 2014. As a result, he forfeited the restricted shares and performance shares that had been granted to him on January 10, 2014.

The performance shares designated as "Performance Shares-TSR" were weighted as 40% of the overall long-term incentive compensation arrangement and will vest and be paid based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our peer group. The companies comprising the peer group for the purposes of this award are the same as the companies comprising the peer group utilized for fiscal 2014 executive compensation determinations described below under "The Committee's Processes and Analyses – Use of Peer Group Data,” except that Met-Pro Corporation, Kaydon Corporation, Flow International Corporation and Zygo Corporation will not be used for the Performance Shares-TSR comparison since they were either acquired or taken private in the past 12 months. The performance and payout standards for the Performance Shares - TSR are as follows:

Performance Shares - TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 90th percentiles

The performance shares designated as "Performance Shares-ROIC" were weighted as 35% of the overall long-term incentive compensation arrangement and will vest and be paid based on the achievement of pre-established goals related to our average return on invested capital over the three-year period. Average return on invested capital may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined according to objective criteria established by the Committee), but only to the extent permitted by Code Section 162(m). Participants will have the ability to earn between 50% of the target number of shares for achieving threshold performance and 200% of the target number of shares for achieving maximum performance. The performance and payout standards for the Performance Shares - ROIC are as follows:

Performance Shares – ROIC	Threshold	Target	Maximum
Average ROIC	7%	9%	13%
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between 7% and 13%

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Compensation Decisions for Fiscal 2015

Base Salaries. On November 12, 2014, employing the methodology described above under "Elements of Compensation," the Committee established annual base salaries for the named executive officers for fiscal 2015. The salary increases for Messrs. Doar and Donlon were approximately 3%, the average merit increase for all U.S.-based employees of the Company, as their salaries are within the current market competitive range. Ms. McClelland received a 43% salary increase in recognition of her increased responsibilities as a result of her appointment to the office of Vice President, Secretary, Treasurer and Chief Financial Officer and to better align her salary with the current market competitive range. Mr. Volovic received an 8% salary increase in recognition of his increased responsibilities and to better align his salary with the current market competitive range.

The following table sets forth the annual base salary of each of the named executive officers (other than Mr. Oblazney, whose employment terminated effective February 28, 2014), for fiscal 2014 and the annual base salary established by the Committee for each of those officers for fiscal 2015, as well as the percentage increase between the two years:

	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Percentage Increase
Michael Doar	$423,000	$436,000	3%
Sonja K. McClelland	$175,000	$250,000	43%
John P. Donlon	$223,000	$230,000	3%
Gregory S. Volovic	$325,000	$350,000	8%

Short-Term Incentive Compensation. As there were no material changes made to the short-term incentive plan for fiscal 2015, on January 6, 2015, the Committee approved the short-term incentive compensation plan for fiscal 2015, with payout to occur thereunder in January 2016, if the performance goals are attained during fiscal 2015. Following the end of fiscal 2015, the Committee will determine the degree to which the operating income margin goals and the strategic objectives were attained, and the resulting payout level relative to the target amount for each metric. Again, the Committee retains the discretion to adjust downward, but not upward, the amount of compensation that would otherwise be payable under the 2015 short-term incentive compensation plan.

Long-Term Incentive Compensation. Similar to the short-term incentive compensation plan, there were no material changes made to the long-term incentive arrangement for fiscal 2015 as compared to fiscal 2014. Therefore, effective January 6, 2015, the Committee granted the awards below of restricted shares and target number of performances shares to the named executive officers. The restricted shares will vest in equal installments over three years and the three-year performance period for the performance shares will be fiscal 2015 through fiscal 2017.

	Restricted Shares	Performance Shares – TSR	Performance Shares – ROIC
Michael Doar	4,966	7,440	6,952
Sonja K. McClelland	2,173	3,255	3,042
John P. Donlon	931	1,395	1,304
Gregory S. Volovic	3,104	4,650	4,345

The performance shares designated as "Performance Shares-TSR" were weighted as 40% of the overall long-term incentive compensation arrangement and will vest and be paid based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our peer group.

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The companies comprising the peer group for the purposes of this award are the same as the companies comprising the 2015 peer group described below under "The Committee's Processes and Analyses – Use of Peer Group Data.” The performance and payout standards for the Performance Shares - TSR are as follows:

Performance Shares - TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 90th percentiles

The performance shares designated as "Performance Shares-ROIC" were weighted as 35% of the overall long-term incentive compensation arrangement and will vest and be paid based on the achievement of pre-established goals related to our average return on invested capital over the three-year period. Average return on invested capital may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined according to objective criteria established by the Committee), but only to the extent permitted by Code Section 162(m). Participants will have the ability to earn between 50% of the target number of shares for achieving threshold performance and 200% of the target number of shares for achieving maximum performance.

The Committee's Processes and Analyses

Role of Committee and Input from Management. The Committee is responsible for determining our executive compensation philosophy, objectives, policies and programs and approves or ratifies all compensation related decisions for the named executive officers. When making executive compensation decisions, the Committee considers the input of its independent compensation consultant and, for all executives other than our Chief Executive Officer, the recommendation of our Chief Executive Officer. Our Chief Executive Officer recommends salary levels, short-term incentive compensation awards, equity-based compensation awards and perquisites for our other named executive officers. Our Chief Executive Officer's compensation is determined solely by the Committee with the assistance of the Committee's independent compensation consultant. The Compensation Committee applies the same principles for executive compensation in determining our Chief Executive Officer's compensation that it applies in determining the compensation of our other executive officers.

Role of Compensation Consultant. In 2013 and 2014, the Committee engaged an independent compensation consultant, Pay Governance LLC, to advise and assist the Committee related to executive compensation matters. Pay Governance is retained directly by the Committee, reports directly to the Committee and participates in certain Committee meetings. In this regard, Pay Governance advises and assists the Compensation Committee:

•	in determining the appropriate objectives and goals of our executive compensation program;

•	in designing compensation programs that fulfill those objectives and goals;

•	in reviewing the primary components of that compensation;

•	in evaluating the effectiveness of our compensation programs;

•	in identifying appropriate pay positioning strategies and pay levels in our executive compensation program; and

•	in identifying comparable companies and compensation surveys for the Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

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Pay Governance may, from time to time, contact our executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that our executive officers also receive.

Pay Governance and its affiliates did not provide any other services to us or our affiliates during 2013 or 2014. In addition, the Committee has determined that the work of Pay Governance and its employees has not raised any conflict of interest.

Use of Peer Group Data. With the assistance of its consultant, in 2013 and 2014, the Committee approved the composition of a peer group of publicly-traded companies that were selected on the basis of industry, revenue, global operations, employee size and market capitalization for use in the Committee’s 2014 fiscal year and 2015 fiscal year analyses of executive compensation.

The following companies made up the peer group utilized for fiscal 2014 executive compensation determinations:

• Ampco-Pittsburgh Corporation	• Key Tronic Corporation
• The Eastern Company	• The L.S. Starrett Company
• Electro Scientific Industries, Inc.	• Met-Pro Corporation
• FARO Technologies, Inc.	• NN, Inc.
• Flow International Corporation	• PDF Solutions, Inc.
• GSI Group, Inc.	• Proto Labs, Inc.
• Hardinge Inc.	• QAD Inc.
• Kadant Inc.	• Transcat, Inc.
• Kaydon Corporation	• Zygo Corporation

To assess executive compensation levels, equity usage and incentive plan design and for performance comparisons, the Committee reviewed compensation data for the peer group. The Committee used this data to analyze the competitiveness of current pay levels related to the market. In summary, the results of the compensation analysis prepared for fiscal 2014 reflected:

•	total cash compensation was aligned with the market median;

•	long term incentives were below the market median; and

•	overall total compensation was positioned more than 10% below the market median.

For the 2015 fiscal year analysis, four companies were removed from the peer group used in the 2014 fiscal year analysis (Flow International Corporation, Kaydon Corporation, Met-Pro Corporation and Zygo Corporation) because they were either acquired or taken private in the past 12 months. At the recommendation of its consultant and discussions with management, the Committee approved six companies to add to the peer group for its 2015 fiscal year analysis (designated with * below).

26

The following companies made up the peer group utilized for fiscal 2015 executive compensation determinations:

• Ampco-Pittsburgh Corporation	• Key Technology, Inc. *
• Douglas Dynamics, Inc. *	• Key Tronic Corporation
• Dynamic Materials, Corp. *	• The L.S. Starrett Company
• The Eastern Company	• Nanometrics Incorporated *
• Electro Scientific Industries, Inc.	• NN, Inc.
• FARO Technologies, Inc.	• PDF Solutions, Inc.
• Graham Corporation *	• Proto Labs, Inc.
• GSI Group, Inc.	• QAD Inc.
• Hardinge Inc.	• Sun Hydraulics Corp. *
• Kadant Inc.	• Transcat, Inc.

For fiscal 2015, the Committee reviewed updated compensation data:

•	to understand year-over year changes in market compensation;

•	to analyze the competitiveness of current pay levels relative to the market; and

•	to serve as the basis for making compensation adjustments for fiscal 2015.

The peer group data was used as one of several inputs the Committee considers when making compensation determinations. The Committee also reviewed survey data from Towers Watson for the manufacturing industry to obtain a general understanding of current compensation practices in that industry as part of its analysis of executive compensation for fiscal 2014 and fiscal 2015. In addition to the market data, the Committee may consider other factors such as an executive's individual performance, experience in his or her position and responsibilities that may not necessarily be benchmarked in market data.

Recoupment Policy

Effective January 2014, our Board of Directors approved revisions to our Corporate Governance Principles to, among other things, adopt a broader recoupment policy. Our Corporate Governance Principles are available on our website at www.hurco.com.

The broader recoupment policy provides that in the event that the Company restates previously released financial results, the Compensation Committee shall determine whether any incentive compensation (defined as all equity-based and non-equity based compensation, the amount, payment and/or vesting of which was determined based wholly or in part on the value of the Company’s financial results or the achievement of specified performance measures) paid or awarded to executive officers during the three years preceding the restatement should be recovered by the Company. If the Committee determines that the amount of any incentive compensation paid to executive officers (the “Awarded Compensation”) during the three-year period preceding the date of restatement exceeded the amount that would have been paid based on the restated financial results (the “Adjusted Compensation”), and the restatement resulted from the Company’s material noncompliance, due in whole or part to intentional fraud or ethical misconduct, with any financial reporting requirement under the federal securities laws, then the Committee shall determine whether the Company should, except as provided below, recover the after-tax portion of the difference between the Awarded Compensation and the Adjusted Compensation for the affected executive officer.

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In making the determination whether the Company should recover any incentive compensation, the Committee will take any appropriate considerations into account, including the role the executive officer played in contributing to the events that caused the restatement, the likelihood of success in recovering the amounts under applicable law, the costs of seeking recovery, and whether the assertion of a claim may prejudice the interests of the Company in any related proceeding or investigation relating to the circumstances giving rise to the restatement.

In addition, the Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of future SEC guidance.

Taxes and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation that is not "performance-based compensation" paid to certain of our executives to $1,000,000. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive's exercise of previously granted equity awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. The Committee considers the anticipated tax treatment to the Company when determining executive compensation. However, for the above reasons, and in order to maintain the flexibility to be able to compensate our named executive officers in a manner designed to promote varying corporate goals, the Committee has determined to not adopt a strict policy that all executive compensation must be deductible under Section 162(m) of the Internal Revenue Code.

Our 2008 Plan contains performance-based conditions and has been approved by our shareholders, such that certain awards under the plan can qualify as performance-based compensation under Section 162(m). Although the 2014 and 2015 short-term incentive compensation plans contain performance-based conditions, they were not approved by our shareholders and therefore awards under those plans do not qualify as performance-based compensation under Section 162(m).

Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee's income, as well as certain penalties and interest. We believe that our nonqualified deferred compensation arrangements meet the effective requirements of Section 409A as required by law or regulation.

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Report of the Compensation Committee

The information contained in this report shall not be deemed to be "soliciting material," to be "filed" with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act.

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference in the Company's Annual Report on Form 10-K for its 2014 fiscal year.

Philip James, Chairman

Robert Cruickshank

Michael P. Mazza

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Assessment of Compensation-Related Risks

On an ongoing basis as part of our strategic business planning process, the named executive officers and key senior management conduct an assessment of the current risks arising from our compensation policies and practices. This team reviews and discusses the characteristics and approval policies of compensation programs for all employees, including salaries, equity awards, and cash bonuses, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

In November 2014, as part of our business planning process, we reviewed and discussed all components of our compensation policies and practices with our Board of Directors as part of our business plan review and approval process. In addition, the Compensation Committee met separately to review the management team's assessment of the risks that could arise from our compensation policies and practices. As part of their review, the Compensation Committee specifically considered factors that reduce the likelihood of excessive risk-taking such as our overall compensation levels being competitive with the market, the balance between fixed components like salary and benefits and short- and long-term incentive compensation. The Committee has discretion to adjust downward the amount of compensation that would otherwise be payable under the short-term incentive compensation program which it could do if it determines that an executive caused the Company to incur unnecessary or excessive risk. The compensation mix of cash (salary and short-term incentive) and equity incentives align with the market and the Company's peers and are linked to business performance. The short-term and long-term incentive plans are linked to specific formulas and have payout ceilings. The 2015 short-term incentive compensation plan also provides that no amounts will be paid under the strategic objectives component if our operating income margin is negative. Our stock ownership guidelines link executives' and non-employee directors' interests to the interests of shareholders and our incentive compensation recoupment policy would permit us to recover incentive compensation paid to executive officers in the event of wrongdoing on the part of the executives.

Based on such assessments, we believe that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

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Tabular Compensation Information

The following table summarizes the compensation information for each of our named executive officers for the fiscal years ended October 31, 2014, 2013 and 2012:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)		Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	All Other Compensation[5] ($)	Total ($)

Michael Doar	2014	420,500	-	491,437		-	463,220	80,323	1,455,480
Chairman and Chief	2013	408,077	250,000	100,000		100,000	-	75,523	933,600
Executive Officer	2012	395,692	515,000	187,500		187,500	-	73,530	1,359,222

Sonja K. McClelland	2014	174,039	70,000	83,533		-	124,002	14,628	466,202
Vice President, Secretary,	2013	168,077	100,000	40,000		40,000	-	12,135	360,212
Treasurer and	2012	157,115	160,000	62,500		62,500	-	6,690	448,805
Chief Financial Officer[6]

John G. Oblazney	2014	77,769	-	186,735	[7]	-	-	393,021	657,525
Former Vice President,	2013	208,077	100,000	50,000		50,000	-	30,439	438,516
Secretary, Treasurer and	2012	198,327	200,000	85,000		85,000	-	23,770	592,097
Chief Financial Officer[8]

John P. Donlon	2014	221,654	-	93,367		-	88,457	18,306	421,784
Executive Vice President,	2013	214,846	100,000	52,500		52,500	-	15,262	435,109
International Sales	2012	208,077	210,000	90,000		90,000	-	6,407	604,484

Gregory S. Volovic	2014	310,577	-	294,868		-	314,031	22,587	942,063
President	2013	248,077	200,000	60,000		60,000	-	18,174	586,251
	2012	235,192	350,000	95,000		95,000	-	8,826	784,018

___________

[1]	Represents discretionary bonuses awarded by the Committee for performance for the specified fiscal year that are paid in the following fiscal year. The amount shown for Ms. McClelland in fiscal 2014 represents a one-time bonus payment made to her in fiscal 2014 in recognition of the greater responsibilities she assumed in connection with her promotion to Vice President, Secretary, Treasurer and Chief Financial Officer effective March 13, 2014.

[2]	Represents the grant date fair value of stock awards determined in accordance with Accounting Standards Codification Topic 718, or ASC 718. The stock awards consist of: (i) with respect to fiscal 2014, restricted share awards and performance share awards, and (ii) with respect to fiscal 2013 and fiscal 2012, restricted share awards. Amounts related to restricted share awards are calculated using the closing sales price of our common stock on the grant date. Amounts related to performance share awards represent the value at the grant date based upon the probable outcome of the performance conditions. Amounts related to the performance shares designated as “Performance Shares-TSR” are calculated using the Monte Carlo approach. Amounts related to the performance shares designated as “Performance Shares-ROIC” are calculated using the closing sales price of our common stock on the grant date.

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The following table presents the grant date fair value of the performance share awards included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

	2014 Performance Share Awards
Name	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
Michael Doar	$366,441	$732,882
Sonja K. McClelland	$62,283	$124,566
John G. Oblazney[a]	$139,243	$278,486
John P. Donlon	$69,622	$139,244
Gregory S. Volovic	$219,861	$439,722

________________

a As a result of Mr. Oblazney’s resignation during fiscal 2014, all unvested restricted shares and performance shares held by him were terminated and returned to the Company.

[3]	Represents the grant date fair value of option awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options, see Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended October 31, 2014, 2013 and 2012.

[4]	Represents amounts earned in fiscal 2014 and paid in the following year under the fiscal 2014 short-term incentive compensation plan. See "Compensation Discussion and Analysis—Compensation Decisions for Fiscal 2014—Short-Term Incentive Compensation" for additional information regarding the 2014 short-term incentive compensation plan.

[5]	The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table:

			Supplemental	Matching
		Leased	Disability	401(k) Plan	Split-Dollar Life
Name	Fiscal Year	Auto ($)	Insurance ($)	Contributions ($)	Insurance ($)	Other ($)	Total ($)

Michael Doar	2014	26,013	6,201	15,149	32,960	-	80,323
	2013	27,005	7,585	14,025	26,908	-	75,523
	2012	29,795	3,987	7,168	32,580	-	73,530

Sonja K.	2014	-	1,870	12,758	-	-	14,628
McClelland	2013	-	2,137	9,998	-	-	12,135
	2012	-	802	5,888	-	-	6,690

John G.	2014	5,862	968	4,622	-	381,569	393,021
Oblazney	2013	16,044	3,699	10,696	-	-	30,439
	2012	16,044	1,394	6,332	-	-	23,770

John P.	2014	-	1,854	11,163	-	5,289	18,306
Donlon	2013	-	2,550	12,712	-	-	15,262
	2012	-	2,772	3,635	-	-	6,407

Gregory S.	2014	-	7,676	14,911	-	-	22,587
Volovic	2013	-	5,505	12,669	-	-	18,174
	2012	-	2,741	6,085	-	-	8,826

__________________

(footnotes on following page)

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The amounts shown in the Leased Auto column represent either the portion of the lease cost for automobiles leased by us allocable to an executive's personal use of the automobile or the sum of a monthly car allowance that is added to an executive's salary. For automobiles leased by us where the automobile is used for both business and personal purposes, the percentage of personal use is calculated and applied to the lease and operating expenses.

The Split-Dollar Life Insurance amounts represent a portion of the premium paid on insurance policies we own on the life of the employee. All cash contributions are returned to us upon employee separation or death of the insured. We pay the full amount of the premiums and are the beneficiary for a portion of the policies' death benefit. By policy endorsement, the employee has the right to designate the beneficiary for the death benefit.

The amount reported in the Other column for Mr. Oblazney in fiscal 2014 represented a severance payment of $350,000 and a vacation payout of $31,569 as a result of his resignation from the Company effective February 28, 2014.

The amount reported in the Other column for Mr. Donlon in fiscal 2014 represented personal travel expenses paid by the Company.

[6]	Ms. McClelland was appointed to the office of Vice President, Secretary, Treasurer and Chief Financial Officer effective March 13, 2014. Prior to that, she served as our Corporate Controller, Assistant Secretary.

[7]	As a result of Mr. Oblazney’s resignation during fiscal 2014, all unvested restricted shares and performance shares held by him were terminated and returned to the Company.

[8]	Mr. Oblazney resigned from the Company effective February 28, 2014.

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GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding awards related to the 2014 short-term incentive compensation plan, performance share awards and restricted share awards granted during fiscal 2014:

Name	Awards	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)[1]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael Doar	2014 Short-Term Incentive Compensation Plan	1/10/14	179,775	359,550	719,100
	2014-2016 Performance Shares-TSR	1/10/14				3,622	7,243	14,486		191,432
	2014-2016 Performance Shares-ROIC	1/10/14				3,645	7,289	14,578		175,009
	2014-2016 Restricted Shares	1/10/14							5,206	124,996

Sonja K. McClelland	2014 Short-Term Incentive Compensation Plan	1/10/14	48,125	96,250	192,500
	2014-2016 Performance Shares-TSR	1/10/14				616	1,231	2,462		32,535
	2014-2016 Performance Shares-ROIC	1/10/14				620	1,239	2,478		29,748
	2014-2016 Restricted Shares	1/10/14							885	21,249

John G. Oblazney[2]	2014 Short-Term Incentive Compensation Plan	1/10/14	59,400	118,800	237,600
	2014-2016 Performance Shares-TSR	1/10/14				1,376	2,752	5,504		72,735
	2014-2016 Performance Shares-ROIC	1/10/14				1,385	2,770	5,540		66,508
	2014-2016 Restricted Shares	1/10/14							1,978	47,492

John P. Donlon	2014 Short-Term Incentive Compensation Plan	1/10/14	44,600	89,200	178,400
	2014-2016 Performance Shares-TSR	1/10/14				688	1,376	2,752		36,368
	2014-2016 Performance Shares-ROIC	1/10/14				693	1,385	2,770		33,254
	2014-2016 Restricted Shares	1/10/14							989	23,746

Gregory S. Volovic	2014 Short-Term Incentive Compensation Plan	1/10/14	121,875	243,750	487,500
	2014-2016 Performance Shares-TSR	1/10/14				2,173	4,346	8,692		114,865
	2014-2016 Performance Shares-ROIC	1/10/14				2,187	4,373	8,746		104,996
	2014-2016 Restricted Shares	1/10/14							3,124	75,007

___________

(footnotes on following page)

34

[1]	Amounts represent the grant date fair value of the awards determined in accordance with ASC 718, calculated using $24.01, the closing price of our common stock as reported by Nasdaq on the date of grant, for the restricted shares and the performance shares designated as “Performance Shares-ROIC,” and $26.43, the calculated price using the Monte Carlo approach, for the performance shares designated as “Performance Shares-TSR.” Amounts related to performance share awards represent the value at the grant date based upon the probable outcome of the performance conditions.

[2]	Mr. Oblazney resigned from the Company effective February 28, 2014. As a result, he did not receive payment of any amounts related to the 2014 short-term incentive compensation plan. Further, all of the restricted shares and performance shares shown in this table as granted to Mr. Oblazney in fiscal 2014 were terminated and returned to the Company.

The named executive officers are eligible to participate in the 2008 Plan, which was last approved by shareholders in March 2013. The 2008 Plan provides for equity-based incentive awards in the form of stock options, stock appreciation rights settled in stock, restricted shares, performance shares and performance units. Under the 2008 Plan, the Committee has authority to determine the officers, directors and key employees who will be granted awards; determine the form and size of the award; determine the terms and conditions upon which the awards will be granted; and prescribe the form and terms of award agreements. There were 458,631 shares of our common stock available for issuance under future awards under the 2008 Plan as of October 31, 2014.

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OUTSTANDING EQUITY AWARDS
AT 2014 FISCAL YEAR END TABLE

The following table summarizes the outstanding equity awards held by the named executive officers (other than Mr. Oblazney, who exercised all vested stock options and forfeited all unvested stock options, restricted shares and performance shares at the time his employment was terminated) as of October 31, 2014:

		Option Awards				Stock Awards
						Time-based Shares			Performance-based Shares
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[6]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[6]

Michael Doar	12/18/2009	15,000		$14.82	12/18/2019
	5/13/2010	10,000		$18.13	5/13/2020
	12/14/2011	10,874	5,437	$21.45	12/14/2021	8,741	[2]	$336,791
	12/12/2012	2,752	5,504	$23.30	12/12/2022	4,292	[2]	$165,371
	1/10/2014					5,206	[3]	$200,587
	1/10/2014								7,243	[4]	$279,073
	1/10/2014								7,289	[5]	$280,845

Sonja K. McClelland	12/18/2009	3,000		$14.82	12/18/2019
	5/13/2010	2,000		$18.13	5/13/2020
	12/14/2011	3,625	1,812	$21.45	12/14/2021	2,914	[2]	$112,276
	12/12/2012	1,101	2,202	$23.30	12/12/2022	1,717	[2]	$66,156
	1/10/2014					885	[3]	$34,099
	1/10/2014								1,231	[4]	$47,430
	1/10/2014								1,239	[5]	$47,739

John P. Donlon	12/14/2011	5,219	2,610	$21.45	12/14/2021	4,196	[2]	$161,672
	12/12/2012	1,445	2,890	$23.30	12/12/2022	2,253	[2]	$86,808
	1/10/2014					989	[3]	$38,106
	1/10/2014								1,376	[4]	$53,017
	1/10/2014								1,385	[5]	$53,364

Gregory S. Volovic	12/18/2009	6,000		$14.82	12/18/2019
	5/13/2010	4,000		$18.13	5/13/2020
	12/14/2011	5,509	2,755	$21.45	12/14/2021	4,429	[2]	$170,649
	12/12/2012	1,651	3,303	$23.30	12/12/2022	2,575	[2]	$99,215
	1/10/2014					3,124	[3]	$120,368
	1/10/2014								4,346	[4]	$167,451
	1/10/2014								4,373	[5]	$168,492

___________

(footnotes on following page)

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[1]	The stock options vest in thirds over a three-year vesting period beginning on the first anniversary of the date of grant.

[2]	These restricted shares vest in full on the third anniversary of the date of grant, provided the recipient remains employed by the Company through that date.

[3]	These restricted shares vest in thirds over a three-year vesting period beginning on the first anniversary of the date of grant, provided the recipient remains employed by the Company through that date.

[4]	Represents the target number of performance shares designated as “Performance Shares-TSR” which have not yet been earned. The actual number of shares that will vest following fiscal 2016 will depend on the extent to which the performance conditions outlined under “Compensation Decisions for Fiscal 2014 – Long-Term Incentive Compensation” are satisfied.

[5]	Represents the target number of performance shares designated as “Performance Shares-ROIC” which have not yet been earned. The actual number of shares that will vest following fiscal 2016 will depend on the extent to which the performance conditions outlined under “Compensation Decisions for Fiscal 2014 – Long-Term Incentive Compensation” are satisfied.

[6]	Market value is calculated by multiplying the number of shares by $38.53, the closing price of our common stock as reported by Nasdaq on October 31, 2014.

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OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the exercise of stock options by the named executive officers during fiscal 2014 and stock awards held by the named executive officers that vested during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[3]

Michael Doar	-	-	5,000	$128,500

Sonja K. McClelland	-	-	5,000	$128,500

John G. Oblazney	16,306	$119,202	5,000	$128,500

John P. Donlon	-	-	5,000	$128,500

Gregory S. Volovic	-	-	5,000	$128,500

__________

[1]	Represents the difference between the option exercise price and the closing price of our common stock, as reported on the Nasdaq Global Select Market, on the date of exercise, multiplied by the number of shares of our common stock underlying the stock option.

[2]	The number of shares reported represents the gross number of shares vested, prior to the withholding of 1,542 shares for each executive officer to pay taxes.

[3]	Value realized is calculated by multiplying the closing price of our common stock, as reported on the Nasdaq Global Select Market, on the date of vesting by the number of restricted shares that vested.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans. All information is as of October 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	237,709	[1]	$20.45	[2]	458,631	[3]
Equity compensation plans not approved by security holders	-		-		-
Total	237,709		$20.45		458,631

____________

[1]	Consists of stock options granted under the 1997 Stock Option and Incentive Plan and the 2008 Plan, restricted shares granted under the 2008 Plan and performance shares granted under the 2008 Plan. The number of performance shares assumes the maximum number of shares which the participant is eligible to receive if applicable performance metrics are fully achieved. The actual number of performance shares that will be issued depends on the performance over a three-year performance period.

[2]	Restricted shares and performance shares do not have an exercise price and therefore they have been excluded from the weighted average exercise price calculation in this column.

[3]	Includes 458,631 shares available for future issuance as stock options, stock appreciation rights, restricted shares, and performance shares and performance units under the 2008 Plan. No additional grants may be made under the 1997 Stock Option and Incentive Plan.

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NONQUALIFIED DEFERRED COMPENSATION

For Mr. Doar, the only named executive officer participating in the nonqualified deferred compensation plan, the following table provides information regarding fiscal 2014 executive contributions, fiscal 2014 earnings and aggregate balances as of October 31, 2014. There were no Company contributions or aggregate withdrawals or distributions in fiscal 2014.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael Doar	$33,525	$65,592	$633,987

The amounts shown in this table are also included in the amounts shown in the Salary or Bonus columns of the Summary Compensation Table. All of the contributions by Mr. Doar in fiscal 2014 and prior fiscal years were reported in the Summary Compensation Table in fiscal 2014 or prior fiscal years, as applicable. The aggregate balance shown includes earnings on such contributions.

The Deferred Compensation Plan II, or the DCPII, is a nonqualified deferred compensation plan to which senior managers and other highly compensated employees are eligible to participate. A committee consisting of our Chief Executive Officer, Chief Financial Officer and Director of Human Resources administers the plan. This committee is authorized to interpret the plan, establish, amend and rescind any rules and regulations relating to the plan, determine the terms and provisions of any agreements made pursuant to the plan, and make all other determinations that may be necessary or advisable for the administration of the plan.

Eligible participants are able to defer between 2% and 50% percent of their base salary and up to 100% of their annual bonus less required and voluntary payroll deductions in a given plan year. Deferral elections are made by eligible executives in January of each year for amounts to be earned in the following year. The Board of Directors may declare a discretionary amount of matching credits for participants deferring compensation, up to a maximum of 6% of compensation. The Board of Directors has not awarded any such matching credits to the named executive officers participating in the DCPII.

Participants are 100% vested in all deferral and matching accounts at all times. Amounts deferred under the plan are credited with earnings at the rate of return generated by the Vanguard mutual fund investment options elected by the participants that are offered in our 401(k) plan. The earnings do not reflect any above-market or preferential rates of return. Participants may change their investment options at any time by contacting Vanguard. Account balances in the DCPII are payable at the election of the participant either in a single lump sum or in monthly, quarterly or annual installments with a term of between two and ten years. Distributions under the DCPII will not commence prior to the expiration of a six-month period from the date of separation of service or the participant's death, if earlier.

40

Employment Agreements

On March 15, 2012, following approval by the Compensation Committee, we entered into employment agreements with each of the named executive officers. The employment agreements terminate and supersede any previously existing employment-related engagements between the Company and the named executive officers. The current term of employment under each of the employment agreements would end October 31, 2015, with automatic one-year extensions unless either party gives 60-days' notice prior to the expiration of the then-current term.

The employment agreements provide for a minimum base salary, subject to increase or decrease at the discretion of the Company, and a discretionary annual cash bonus. The employment agreements provide that each of the named executive officers is eligible to participate in any employee benefit plans and programs generally made available to our employees.

Each of the employment agreements provides that, if the Company terminates the executive's employment without Cause (as defined in the employment agreement) or he or she resigns for Good Reason (as defined in the employment agreements) prior to a Change in Control (as defined in the employment agreements), then he or she will be entitled to severance payments (1) in the form of a salary continuation benefit at his or her base salary then in effect for a period of nine months (twelve months in the case of Mr. Doar); (2) an additional monthly amount during the severance period equal to one-twelfth of the average of the executive's annual cash bonuses for the preceding three years; and (3) an additional monthly payment during the severance period equal to 140% of the Company's monthly cost at the time of termination for continuation of health insurance. In order to receive any of the severance payments, the executive must execute a release satisfactory to the Company. If an executive officer's employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then the executive will be entitled to the severance amounts disclosed in the preceding sentence for a period of eighteen months (twenty-four months in the case of Mr. Doar). In the event of termination of the executive's employment by reason of death, disability, retirement or termination by the Company for Cause, he or she is entitled to his or her base salary and benefits through the date of termination of employment.

The employment agreements contain certain restrictive covenants, prohibiting the executive from competing with the Company, selling products to certain customers and hiring certain employees after termination of employment. The employment agreements also contain provisions protecting our intellectual property and confidential information.

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Potential Payments Upon Termination

	Resignation ($)	Death ($)	Disability ($)	Retirement ($)	Termination Without Cause or by Executive for Good Reason ($)(1)	Termination For Cause ($)(1)	Change in Control ($)(1)
Michael Doar
Severance Pay[2]	-	-	-	-	827,407	-	1,654,814
Deferred Compensation[3]	633,987	633,987	633,987	633,987	633,987	633,987	633,987
Stock Options[4]	-	963,981	963,981	787,291	-	-	963,981
Restricted Shares[5]	-	702,749	702,749	-	-	-	702,749
Health Care Coverage[6]	-	-	387,529	-	44,841	-	89,682
Life Insurance[7]	-	2,229,220	-	-	-	-	-

Sonja K. McClelland
Severance Pay[8]	-	-	-	-	227,251	-	454,501
Deferred Compensation	-	-	-	-	-	-	-
Stock Options[4]	-	255,099	255,099	190,608	-	-	255,099
Restricted Shares[5]	-	212,531	212,531	-	-	-	212,531
Health Care Coverage[6]	-	-	205,272	-	33,631	-	67,261
Life Insurance[9]	-	350,000	-	-	-	-	-

John P. Donlon
Severance Pay[8]	-	-	-	-	266,864	-	533,728
Deferred Compensation	-	-	-	-	-	-	-
Stock Options[4]	-	199,741	199,741	111,154	-	-	199,741
Restricted Shares[5]	-	286,586	286,586	-	-	-	286,586
Health Care Coverage[6]	-	-	189,522	-	33,631	-	67,261
Life Insurance[9]	-	400,000	-	-	-	-	-

Gregory S. Volovic
Severance Pay[8]	-	-	-	-	459,758	-	919,516
Deferred Compensation	-	-	-	-	-	-	-
Stock Options[4]	-	440,459	440,459	343,109	-	-	440,459
Restricted Shares[5]	-	390,232	390,232	-	-	-	390,232
Health Care Coverage[6]	-	-	330,522	-	33,631	-	67,261
Life Insurance[9]	-	400,000	-	-	-	-	-

__________

(footnotes on following page)

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[1]	"Cause" for the Company's termination of the employment agreement would exist if the executive (a) is convicted of, or pleads no contest to, a felony, (b) engages in fraudulent or dishonest conduct, (c) fails to follow the lawful instructions of a superior or the Company's Board of Directors, (d) breaches the terms of the employment agreement, (e) violates written policies or procedures, (f) engages in willful misconduct, or (g) misuses alcohol or drugs. "Good Reason" for the executive's termination of the employment agreement would exist if the Company (a) fails to automatically extend the term of the employment agreement, (b) decreases the executive's base salary by more than 5% a year unless the decrease is part of a broader cost reduction, (c) demotes the executive or assigns duties that are inconsistent with executive's position, (d) eliminates or materially reduces employee benefits other than as part of a broader cost reduction, (e) requires executive to relocate more than thirty miles from the Company office at which executive was based immediately prior to such relocation, (f) materially breaches any material term of the employment agreement, or (g) fails to have the employment agreement assumed as part of a merger or sale of the Company. There are notice and cure provisions with respect to certain of the grounds for termination for Cause or Good reason. "Change in Control" means (a) the acquisition of 25% or more of the voting securities of the Company, (b) a majority of the directors of the Company being elected who were not approved by a majority of the persons who were previously serving as directors, or (c) a merger, other reorganization or liquidation involving the Company or a sale of substantially all of the assets of the Company, unless (i) the Company's shareholders would own 55% or more of the voting power of the successor entity, (ii) no individual person would own 25% or more of the successor entity and (iii) a majority of the directors of the successor entity were directors of the Company.

[2]	If the Company terminates Mr. Doar's employment without Cause or he resigns for Good Reason prior to a Change in Control, then he will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of twelve months; an additional monthly amount during the severance period equal to one-twelfth of the average of the executive's annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company's monthly cost at the time of termination for continuation of health insurance. If Mr. Doar's employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then he will be entitled to the severance amounts disclosed in the preceding sentence for a period of twenty-four months.

[3]	Amounts can be paid in lump sum distribution or installments depending on the participant's election.

[4]	Reflects the excess of the closing price of $38.53 per share for our common stock on October 31, 2014, over the exercise price of vested stock options and unvested stock options that would vest as a result of the specified termination event occurring as of October 31, 2014, multiplied by the number of shares of common stock underlying the stock options. Stock options shall terminate upon the first occurrence of (a) the date of termination of employment by the Company for cause or voluntarily by the participant for any reason other than death, disability or retirement, (b) three months after the date on which the participant retires or employment is terminated by the Company without cause, (c) the expiration of one year after the date on which employment is terminated due to the participant's death or disability, or (d) ten years from date of grant.

[5]	Reflects the value of unvested restricted shares that would vest as a result of the specified termination event occurring as of October 31, 2014, using $38.53 per share. A participant's rights with respect to the unvested portion of the restricted shares will terminate if a participant ceases continuous service for any reason other than death or disability.

[6]	Amounts represent 12 months of coverage under the short-term and long-term disability plan, any supplemental disability plan payment, and COBRA payments grossed up for tax purposes.

43

[7]	Amount includes split-dollar life insurance payment of two times annual salary plus one times bonus and $920,000 maximum benefit for accidental death insurance policy.

[8]	If the Company terminates the executive's employment without Cause or he resigns for Good Reason prior to a Change in Control, then he will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of nine months; an additional monthly amount during the severance period equal to one-twelfth of the average of the executive's annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company's monthly cost at the time of termination for continuation of health insurance. If the executive's employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then he will be entitled to the severance amounts disclosed in the preceding sentence for a period of eighteen months.

[9]	Amounts include life insurance payment of two times annual salary up to a maximum annual salary of $200,000 under accidental death insurance policy.

No amounts related to performance shares are included in the above table because the required employment terms were not met as of October 31, 2014. The terms of the performance share awards provide that, except as provided in the plan or determined by the Committee, in its sole discretion, upon termination of employment with the Company or one of its subsidiaries prior to the end of the performance cycle for any reason other than Disability (as defined in the Plan) or death, the participant will forfeit all unvested performance shares, and will not receive any compensation for such forfeited performance shares. Except as provided in the plan, if the participant’s employment with the Company or one of its subsidiaries is terminated by reason of death or Disability before the end of the performance cycle and if the participant has been continuously employed by the Company or one of its subsidiaries for one year or more from the grant date of the performance shares, then following completion of the performance cycle, the participant will be entitled to a prorated payment with respect to any performance shares that were earned during the performance cycle. Further, any performance shares that do not vest as a result of the applicable performance goals not being attained shall be forfeited.

Mr. Oblazney is not included in the above table, because, pursuant to the Separation Agreement entered into in connection with his resignation on February 28, 2014, we made a one-time lump sum payment of $350,000 and a vacation payout of $31,569 to Mr. Oblazney in fiscal 2014.

44

Compensation of Directors

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Robert W. Cruickshank	37,500	40,000	77,500
Philip James	30,000	40,000	70,000
Michael P. Mazza	25,000	40,000	65,000
Andrew Niner	30,000	40,000	70,000
Richard Porter	30,000	40,000	70,000
Janaki Sivanesan	30,000	40,000	70,000
Ronald Strackbein	35,000	40,000	75,000

_________

[1]	Amounts reflect the grant date fair value of restricted shares issued to each non-employee director during the year ended October 31, 2014, calculated in accordance with ASC 718. During fiscal 2014, each non-employee director received 1,605 restricted shares on March 13, 2014, the date of our 2014 annual meeting of shareholders. The grant date fair value is calculated by multiplying the closing price of our common stock on the Nasdaq on the date of grant, which was $24.92, by the number of restricted shares awarded. The restricted shares vest one year from the date of grant.

In March 2014, the Board of Directors approved increases in director compensation as follows: 1) the quarterly retainer for all non-employee directors increased from $5,000 to $7,500, 2) the Presiding Independent Director quarterly retainer increased from $2,500 to $3,750, and 3) the fair market value of the annual grant of restricted shares to non-employee directors increased from $25,000 to $40,000. In addition to the quarterly retainer for all non-employee members of the Board of Directors, we pay the chair of the Audit Committee a quarterly retainer of $2,500 and the chair of the Compensation Committee as well as each Audit Committee member a quarterly retainer of $1,250.

As of October 31, 2014, non-employee directors held outstanding options to purchase the following number of shares of common stock:

Mr. James	5,000 shares

Mr. Mazza	2,500 shares

Ms. Sivanesan	5,000 shares

Mr. Doar's compensation for fiscal 2014 is set forth in the Summary Compensation Table and the preceding tables and narrative. Mr. Doar is not included in this table because he did not receive any additional compensation for his service as a director.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 12, 2015, regarding beneficial ownership of our common stock held by each director, director nominee and named executive officer, by all current directors and executive officers as a group, and by all persons who are known to be beneficial owners of more than 5% of our common stock. Each such person has sole voting and investment power with respect to such securities, except as otherwise noted.

Directors and Executive Officers
	Shares Beneficially Owned
Name	Number		Percent
Thomas A. Aaro	—		—
Robert W. Cruickshank	33,923	[1]	*
Michael Doar	126,386	[2]	1.9%
Philip James	12,257	[3]	*
Jay C. Longbottom	—		—
Michael P. Mazza	10,262	[4]	*
Andrew Niner	3,908	[1]	*
Richard Porter	3,920	[1]	*
Janaki Sivanesan	11,257	[3]	*
Ronald Strackbein	5,420	[1]	*
Sonja K. McClelland	23,277	[5]	*
John G. Oblazney	—		—
John P. Donlon	21,147	[6]	*
Gregory S. Volovic	36,563	[7]	*
Executive officers and directors as a group (14 persons)	288,320		4.4%

Other Beneficial Owners
Name and Address
Royce & Associates, LLC 745 Fifth Avenue, New York, NY, 10151	878,090	[8]	13.4%
FMR LLC 82 Devonshire St, Boston, MA 02109	641,800	[8]	9.8%
Thomson Horstmann & Bryant Inc. 501 Merritt 7, Norwalk, CT 06851	532,548	[8]	8.2%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road, Austin, TX 78746	477,168	[8]	7.3%
Franklin Resources Inc. One Franklin Parkway, San Mateo, CA 94403	379,400	[8]	5.8%

*	Less than one (1) percent.
[1]	Includes 1,605 unvested shares of restricted stock.
[2]	Includes 46,815 shares subject to options that are vested and 12,729 unvested shares of restricted stock.
[3]	Includes 5,000 shares subject to options that are vested and 1,605 unvested shares of restricted stock.
[4]	Includes 2,500 shares subject to options that are vested and 1,605 unvested shares of restricted stock.
[5]	Includes 12,639 shares subject to options that are vested and 4,480 unvested shares of restricted stock.
[6]	Includes 10,719 shares subject to options that are vested and 3,843 unvested shares of restricted stock.
[7]	Includes 21,567 shares subject to options that are vested and 7,762 unvested shares of restricted stock.
[8]	Based solely on information supplied by the beneficial owner on Form 13F for the quarter ended September 30, 2014 which was filed in November 2014.

46

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of the four directors named below. The Board of Directors and the Audit Committee have determined that the Committee's current composition satisfies the Nasdaq listing requirements, including the requirement that all Audit Committee members be "independent directors" as defined by Nasdaq rules. The Board of Directors annually reviews the independence of the Audit Committee members under both Nasdaq rules and the SEC's definition of independence for Audit Committee members and the independence requirements in our Corporate Governance Principles. The Board has determined that Mr. Strackbein meets the SEC's definition of an "Audit Committee financial expert."

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management and the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2014, with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, or Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young the independence of that firm.

The members of the Audit Committee have also confirmed that there have been no new circumstances or developments since their appointment to the Committee that would impair any member's ability to act independently.

Based on the reviews and discussions referred above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2014, for filing with the SEC.

Ronald Strackbein, Chairman

Andrew Niner

Richard Porter

Janaki Sivanesan

47

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for fiscal 2015. The Board of Directors is submitting the appointment of Ernst & Young for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of Ernst & Young will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote "FOR" the ratification of the appointment of Ernst &
Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

Ernst & Young has served as our independent registered public accounting firm since fiscal 2009. In fiscal 2014, we engaged McGladrey LLP to perform assurance services for our employee benefit plan, a service previously performed by Ernst & Young for fiscal 2013. The following table sets forth fees paid to Ernst & Young for services provided during fiscal years 2014 and 2013, respectively:

	2014		2013
Audit Fees[1]	$853,000		$829,135
Audit Related Fees	-	[2]	60,456	[3]
Tax Fees[4]	108,000		123,275
All Other Fees[5]	-		-
TOTAL	$961,000		$1,012,866

__________

[1]	Represents fees for professional services provided in connection with the audit of annual financial statements, review of quarterly financial statements and audit of internal controls over financial reporting.

[2]	We did not pay any fees to Ernst & Young for audit-related services in fiscal year 2014. We paid $12,000 to McGladrey LLP in fees for assurance and related services for our employee benefit plan in fiscal 2014.

[3]	Represents fees for assurance and related services for our employee benefit plan and due diligence and advisory services related to an acquisition we completed in fiscal year 2013.

[4]	Represents fees for services provided in connection with tax compliance and tax planning.

[5]	Represents fees for other non-audit services.

48

Pre-approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. For fiscal 2014 and 2013, all of the fees reported above as Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved by the Audit Committee. The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining that firm's independence.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under our Code of Business Conduct and Ethics, which is available on our website at www.hurco.com, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, our Audit Committee.

Further, under our Audit Committee's charter, which is available on our website at www.hurco.com, our Audit Committee must review and approve all related person transactions. See page 12 for transactions with related persons.

SHAREHOLDER PROPOSALS FOR OUR 2016 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2016 annual meeting of shareholders is September 28, 2015.

Our By-Laws provide that shareholders are required to give us advance notice of any business to be brought by a shareholder before an annual shareholders' meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days prior to the meeting. In the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about the proposed business and the shareholder making the proposal. These procedures apply to any matter other than nomination of directors that a shareholder wishes to raise at the 2016 annual meeting, including those matters raised pursuant to 17 C.F.R. §240.14a-8 of the rules and regulations of the SEC.

Shareholders who wish to nominate a candidate for election as a director without the recommendation of the Nominating and Governance Committee must provide timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received by dates explained in the preceding paragraph with respect to shareholder proposals. In addition, the notice must contain additional information concerning the shareholder, the nominee and any "Shareholder Associated Person," the nominee's consent to the nomination, an executed questionnaire in a form signed by our directors and nominees and representatives, and an agreement establishing that there is no undisclosed understanding with respect to the nominee's conduct as a director.

49

Any shareholder proposals or nominations that do not meet the above requirements will be considered untimely, and any proxy solicited by us may confer discretionary authority to vote on such proposal or nominee. A copy of our By-Laws is available upon request. Such requests and any shareholder proposals or nominations should be sent to Sonja K. McClelland, Secretary, Hurco Companies, Inc., One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268, our principal executive offices.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Report of the Audit Committee and the Report of the Compensation Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORT ON FORM 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, with the SEC. Shareholders may obtain a copy of the Annual Report on Form 10-K free of charge by writing to Sonja K. McClelland, Vice President and Chief Financial Officer, Hurco Companies, Inc., One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268. A copy of the Annual Report on Form 10-K can also be obtained at www.hurco.com/proxymaterials or www.sec.gov.

OTHER BUSINESS

The Board of Directors knows of no other matters that may be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

50

HURCO®

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the election of each of the directors and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Thomas A. Aaro	☐	☐	02 - Robert W. Cruickshank	☐	☐	03 - Michael Doar	☐	☐
04 - Jay C. Longbottom	☐	☐	05 - Andrew Niner	☐	☐	06 - Richard Porter	☐	☐
07 - Janaki Sivanesan	☐	☐	08 - Ronald Strackbein	☐	☐			

	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐
3. Appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T
1 U P X 2 1 9 8 4 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01YO9A

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

HURCO®

Proxy — Hurco Companies, Inc.

Hurco Companies, Inc.
One Technology Way, Indianapolis, Indiana 46268

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — March 12, 2015
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints as proxies Michael Doar and Robert W. Cruickshank, or either of them, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hurco Companies, Inc., to be held at Hurco's Corporate Office, One Technology Way, Indianapolis, Indiana at 10:00 a.m. (EDT), on Thursday, March 12, 2015 and any adjournments thereof, upon the matters on the reverse side and, in their judgement and discretion, upon such other business as may properly come before the meeting.

The shares represented by the Proxy, unless otherwise specified, shall be voted FOR the election of directors and FOR Proposals 2 and 3.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.